Exhibit 99.1

SemGroup Announces Retirement of Board Chairman,
New Chairman Named

•	Chairman John F. Chlebowski to retire Dec. 31, 2016

•	Director Thomas R. McDaniel elected Chairman effective Jan. 1, 2017

Tulsa, Okla. – Dec. 14, 2016 – SemGroup® Corporation (NYSE: SEMG) today announced that Chairman John F. Chlebowski has informed the company of his decision to retire from the Board of Directors effective Dec. 31, 2016.

Mr. Chlebowski has served as a founding Director and Chairman of the Board of Directors of SemGroup since 2009. Thomas R. McDaniel, who has also served as a founding Director of SemGroup since 2009, has been elected the new Chairman effective Jan. 1, 2017.

“For the past seven years I’ve had the distinct pleasure of leading SemGroup’s Board of Directors as we’ve challenged each other and the company’s management team to deliver shareholder value through financial discipline and focused growth,” said Chlebowski. “I commend my fellow directors, management and employees for the tremendous progress made in the last few years to strengthen SemGroup’s core financial position, manage operational risk, deliver a thoughtful growth strategy and promote an organizational culture centered on safety and integrity.”

“On behalf of the entire management team I would like to thank John for his insightful leadership and steadfast support as we’ve navigated challenges and opportunities,” said Carlin Conner, president and chief executive officer of SemGroup. “John’s wide-ranging experience, deft observation and dogged pursuit of the interests of our shareholders is an inspiration to us all. I have enjoyed getting to know John and I wish him and his family all the very best in his retirement.”

Incoming Chairman Mr. McDaniel currently serves as Chairman of the Compensation Committee and on the Nominating and Corporate Governance Committee of the Board of Directors. He has extensive operational and financial management experience.

Mr. McDaniel was executive vice president, chief financial officer and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in 2008 after 37 years of service. Prior to 2005, he was Chairman, Chief Executive Officer and President of Edison Mission Energy, Edison International’s power generation subsidiary specializing in the development, acquisition, construction, management and operation of power production facilities. Prior to that, Mr. McDaniel served as president and chief executive officer of Edison Capital, a capital and financial services business subsidiary which invested worldwide in energy and infrastructure projects. Mr. McDaniel serves on the Board of Directors of SunPower Corporation, a manufacturer of high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. He also

Exhibit 99.1

currently serves on the Board of Directors of Aquion Energy, Inc. and is Chairman of the Board of Tendril, Inc. Mr. McDaniel graduated from UCLA with a Bachelor of Science degree.

“I’m thrilled to be appointed to this position and honored to have had the opportunity to learn from John’s great leadership and wealth of experience,” said McDaniel. “I’m extremely confident in the ability of the Board, management and all employees at SemGroup to support the momentum that’s building as we execute on some of the largest growth projects in the company’s history and continue to target and capture growth opportunities in the energy sector.”
About SemGroup
Based in Tulsa, Okla., SemGroup® Corporation is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at www.semgroupcorp.com, our Twitter account and LinkedIn account.

Contacts:
Investor Relations:
Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com